UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2008

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2008, Ferro Corporation ("Ferro") entered into an asset purchase agreement (the "Agreement") with Novolyte Technologies LP ("Novolyte"), an affiliate of Arsenal Capital Management LP. Under the Agreement Ferro has agreed to sell, and Novolyte has agreed to buy, substantially all of the assets of Ferro’s fine chemicals business (the "Business"), including the equity of Ferro (Suzhou) Energy Storage Materials Co. Ltd., a wholly-owned subsidiary of Ferro. The Business develops and produces certain fine chemical products, including electrolytes, glymes, and phosphines that are marketed to manufacturers in a broad range of applications. In exchange for the Business, Novolyte will pay approximately $66 million in cash and will assume certain liabilities of the Business. The purchase price is subject to a post-closing adjustment and may also be reduced by up to $6.5 million if the sale of the equity of Ferro (Suzhou) Energy Storage Materials Co. Ltd. does not close by June 30, 2009. Further, Novolyte will enter into transition services agreements and tolling agreements with Ferro with respect to certain Business operations.

The transaction is expected to close in the fourth quarter of 2008.

Novolyte’s obligation to complete the purchase is subject to customary terms and conditions, including the receipt by the parties of all required governmental and third-party consents and the receipt by Novolyte of financing for the purpose of satisfying its payment obligations under the Agreement.

A copy of the Agreement is attached as Exhibit 10.1 hereto.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by Ferro in connection with the transaction referenced in Item 1.01 above is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: Asset Purchase Agreement, dated September 29, 2008, between Ferro Corporation and Novolyte Technologies LP
Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

October 3, 2008	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated September 29, 2008, between Ferro Corporation and Novolyte Technologies LP
99.1	Press release